EXHIBIT 23.1

                  [ON KOST FORER GABBAY & KASIERER LETTERHEAD]

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the Registration Statement on Form S-8 relating to the Israeli Plan for the Allotment of Shares/Options for 2003, stock option grant dated June 5, 2000, and The 2005 General Share and Incentive Plan of Shamir Optical Industry Ltd of our report dated February 28, 2006, with respect to the consolidated financial statements of Shamir Optical Industry Ltd, included in its Annual Report on Form 20-F for the year ended December 31, 2005, filed with the Securities and Exchange Commission on June 28, 2006.

Tel-Aviv Israel                                /s/ KOST FORER GABBAY & KASIERER
September 28, 2006                             A Member of Ernst & Young Global